                                                                    EXHIBIT 12.1

                              PRIMUS GUARANTY, LTD
                 RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
               PREFERRED SHARE DIVIDEND REQUIREMENTS OF SUBSIDIARY
                          (In thousands, except ratios)

                                                                 Three Months Ended
                                                                      March 31,                 Year Ended December 31,
                                                                 ------------------  -------------------------------------------
                                                                   2006      2005      2005     2004     2003     2002     2001
                                                                 -------   --------  -------  -------  -------  -------  -------

EARNINGS (LOSS):
   Income (loss) from continuing operations before taxes (b)...  $36,291   $(13,169) $ 7,994  $25,869  $80,153  $(2,815) $(2,787)

Add:
   Fixed charges ..............................................    3,623      1,154    6,589    3,033    1,854       --       --

Subtract:
   Preferred share dividend requirements of subsidiary ........   (1,131)      (649)  (3,865)  (2,138)  (1,854)      --       --
                                                                 -------   --------  -------  -------  -------  -------  -------
ADJUSTED EARNINGS (LOSS) ......................................  $38,783   $(12,664) $10,718  $26,764  $80,153  $(2,815) $(2,787)
                                                                 =======   ========  =======  =======  =======  =======  =======
FIXED CHARGES:
   Interest expense ...........................................    2,449        493    2,660      881       --       --       --
   Amortization of capitalized debt issuance costs ............       43         12       64       14       --       --       --
   Preferred share dividend requirements of subsidiary ........    1,131        649    3,865    2,138    1,854       --       --
                                                                 -------   --------  -------  -------  -------  -------  -------
TOTAL FIXED CHARGES AND PREFERRED SHARE
   DIVIDEND REQUIREMENTS OF SUBSIDIARY ........................  $ 3,623   $  1,154  $ 6,589  $ 3,033  $ 1,854  $    --  $    --
                                                                 =======   ========  =======  =======  =======  =======  =======
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
   SHARE DIVIDEND REQUIREMENTS OF SUBSIDIARY (A) ..............    10.70x   (10.97)x    1.63x    8.82x   43.23x      --       --
                                                                 =======   ========  =======  =======  =======  =======  =======

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(a)  In 2002 and 2001, the ratio was not applicable as no fixed charges were incurred in such years.

(b)  Income (loss) from continuing operations before taxes represents income
     (loss) before income taxes plus adding back distributions on preferred securities of subsidiary.